EXHIBIT 4.1


Interactive Data
14 West Street
New York, NY  10005


May 8, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

              Re: Van Kampen American Capital Strategic Ten Trust United States Portfolio, May 1998 Series Strategic Ten Trust United States Portfolio, May 1998 Traditional Series Strategic Ten Trust United Kingdom Portfolio, May 1998 Series Strategic Ten Trust Hong Kong Portfolio, May 1998 Series Strategic Five Trust United States Portfolio, May 1998 Series Strategic Five Trust United States Portfolio, May 1998 Traditional Series Strategic Fifteen Trust Global Portfolio, May 1998 Series Strategic Thirty Trust Global Portfolio, May 1998 Series Strategic Picks Opportunity Trust, May 1998 Series EAFE Strategic 20 Trust, May 1998 Series (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-48365

Gentlemen:

         We have examined the Registration Statement for the above captioned
Fund.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President